Airspan

PRESS RELEASE

Airspan Networks and ArelNet Sign Definitive Merger Agreement

Final close subject to receipt of regulatory and shareholder approvals

BOCA RATON, FL, and YAVNE, Israel March 29, 2005 -- Airspan Networks, Inc. (Nasdaq: AIRN) and ArelNet Ltd. (TASE: ARNT) announced today that the companies have signed a definitive purchase agreement under which Airspan will acquire all of the outstanding shares of ArelNet for $8.7 million.

Completion of the transaction remains subject to receipt of the approval of ArelNet's shareholders, the District Court of Tel Aviv and other customary regulatory approvals. At closing, Airspan will pay the purchase price of $8.7 million, comprised of $4.0 million of cash and $4.7 million of common stock of Airspan.

Airspan Networks is a leading provider of broadband wireless access solutions for both licensed and unlicensed operators worldwide. A founding member of the WiMAX Forum, Airspan has a broad portfolio of wireless access products, including its recently-announced new AS.MAX product family that is compliant with the IEEE 802.16-2004 standard (WiMAX) and upgradeable to the 802.16e version of the standard. The product portfolio also supports the Voice over Internet Protocol (VoIP). Airspan has deployed network equipment with a capacity exceeding 1 million lines in more than 95 countries.

ArelNet Ltd. is a pioneer in VoIP network infrastructure equipment and solutions, including soft switches and gateways supporting all major VoIP standards. ArelNet has extensive experience worldwide, having installed network equipment with a capacity exceeding two billion minutes per year.

Upon completion of the transaction, Airspan expects its leadership position in wireless VoIP and WiMAX to be considerably strengthened. More specifically, Airspan anticipates that ArelNet's switching and gateway technologies will enable it to develop carrier-grade voice telephony solutions for WiMAX systems. For operators using WiMAX voice will be an important feature and Airspan expects to be able to offer operators an end-to-end solution with quality of service at a level consistent with that provided by traditional telephone company voice services.

Eric Stonestrom, Airspan's President and CEO, commented: "We are very pleased that the companies have been able to execute the agreement that we have been working on since last December. We strongly believe that voice services will be a significant part of the overall WiMAX business case for operators and by making this acquisition we will be able to offer the strongest voice-enabled product portfolio in the industry. Our due diligence to date indicates that ArelNet's current product offerings, development roadmap and track record in innovation will strengthen our market position in this important area when we introduce AS.MAX in the second half of 2005."

Heli (Rachel) Ben Nun, ArelNet's CEO, commented: "We believe that our shareholders and the company will benefit greatly from the combination of ArelNet with Airspan. We believe that Airspan is the right business partner with which we needed to combine forces, and that the combination of VoIP and wireless networks, including WiMax technology, has a promising future. As part of the Airspan family we will be able to realise the potential of our products by reaching markets that were not available to us through resource constraints.. The agreement represents a very good deal for our shareholders, the company and our employees, and we are confident that the deal will be completed in the very near future."

Shares of Airspan Networks are traded on Nasdaq (AIRN). More information on Airspan can be found at http://www.airspan.com. ArelNet Ltd. is a publicly traded company (TASE: ARNT) whose major shareholders include Itzhak Gross, Rachel Ben Nun, Arel Communications and Software Ltd. (Nasdaq:ARLC), Nortel Networks Corp. (NYSE:NT) and Keppel T&T (SING:KEPPEL T&T). More information on ArelNet can be found at http://www.arelnet.com.

Today Airspan filed an 8-K form with the U.S. Securities and Exchange Commission and this information is available on the Airspan web site in the investor section at http://www.airspan.com.

About Airspan Networks

Airspan Networks is a worldwide leader in Broadband Access wireless communications, having delivered systems with more than 1 million lines of capacity to over 300 customers in more than 95 countries. Airspan's products are being used by carriers, service providers and in enterprise networks to deliver carrier-class voice, high-speed data and Voice over IP (VoIP) services. Airspan's product portfolio contains an extensive range of Point to Multipoint (PMP) and Point-to-Point (PtP) products covering both licensed and unlicensed bands between 700MHz and 6GHz, including both PCS and 3.5GHz international bands. Airspan is at the forefront of WiMAX development as a founding member and Board member of the WiMAX Forum(TM).

Airspan is headquartered in Boca Raton, Florida with its main operations centre in Uxbridge, United Kingdom. For more information, please visit http://www.airspan.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding Airspan's strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of

management, may be deemed to be forward-looking statements. The words "targets", "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Airspan may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on the company's forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Airspan makes. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect Airspan's business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of existing or prospective customers to purchase products as projected; (iv) an inability to successfully implement cost reduction or containment programs; (v) a loss of any key customers; (vi) Airspan's ability to retain Axtel, Mexico, as its largest customer; (vii) Airspan's ability to continue to sell the Proximity products on terms and conditions comparable to those currently utilized, (viii) Airspan's ability to complete the WiMAX certification of the AS.MAX product family, and the successful completion of AS.MAX trials, and (ix) particularly with respect to this press release, Airspan's ability to obtain all the necessary approvals to close the ArelNet acquisition, and its ability successfully to integrate ArelNet's products and operations into its own businesses. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

CONTACT:

Airspan Networks, Boca Raton
Peter Aronstam,
Tel: 561/893-8682
Fax: 561/893-8671
Email: paronstam@airspan.com